Exhibit 10.31

December 4, 2008

Mr. Jon Berglund
Director of Corporate Accounts
Masimo Corporation
40 Parker
Irvine, CA 92618

Re:	Extension and Amendment of Agreement MS50662, Masimo Pulse Oximetry

Dear Jon:

Masimo Corporation and Novation, LLC agree to extend the above-referenced Agreement through February 28, 2011. All other terms and conditions of the current Agreement will remain in full force and effect, except as identified below.

Section 2f. shall be amended to read as follows:

2f. Minority, Women or Veteran Owned Business Enterprises. Novation may be required by law, regulation, and/or internal policy to do business with certain minority, women or veteran owned businesses (“MWVBEs”). Supplier shall assist Novation in meeting these requirements by complying with all Novation policies and programs with respect to such businesses. Novation, in its discretion, may make and award and/or negotiate another agreement with a MWVBE in addition to any sole- or multi-source award. Pricing will not be adversely affected if Novation adds a MWVBE supplier to the product category.

Please indicate your acceptance of this extension to the Agreement as amended by signing in the space provided below and returning one signed original to my attention at your earliest convenience. A copy is provided for your records.

Sincerely,

/s/ Jarrod DeLuca
Jarrod DeLuca

Vice President, Medical Contract & Program Services/Distribution

AGREED TO AND ACCEPTED this 16 day of December, 2008.

Masimo Corporation

By:	/s/ Jim Beyer
Printed Name:	Jim Beyer
Title:	VP Sales, Strategic Accounts